EXHIBIT 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

April 22, 2008	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS EARNINGS IMPROVEMENT

AND DECLARES QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH-News) net income for the quarter ended March 31, 2008 increased by $42 thousand, or 1.2%, to $3.6 million from the most recent quarter ended December 31, 2007. Earnings per share, on a diluted basis, remained at $.27 for both periods while the return on average equity improved slightly from 6.80% to 6.85%, and the return on average assets was unchanged from the most recent quarter at 0.64%. The improvement in net income was largely attributable to revenue associated with the mortgage segment, nonrecurring noninterest income and lower operating costs partially offset by increased provisions for loan losses and continued tightening of the net interest margin.

“I was pleased by a number of factors that produced our first quarter results,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “Despite a tight deposit market supporting higher funding costs and a rapid decline in the prime borrowing rate, strong loan growth was able to deliver increased net interest income when compared to last quarter. While credit quality remains strong, we have seen some softening in our markets, including delinquencies in our portfolios and have increased our allowance for loan losses appropriately in light of the current economic uncertainty in our market. I was extremely satisfied that even with the impact of increased credit costs and the continued expense drag of some of our newer branches our net income was slightly above the last quarter.”

Net income was down 29.1%, from $5.1 million for the same quarter in 2007. Earnings per share, on a diluted basis, decreased $.11, or 28.9%, from $.38 to $.27 for the same quarter a year ago. Return on average equity for the quarter ended March 31, 2008 was 6.85%, while return on average assets for the same period was 0.64%, compared to 10.38% and 1.00%, respectively, for the prior year’s same quarter.

This year to year decline was largely the result of increased provisions for loan losses, the purchase of six bank branches, effective September 7, 2007, the opening of one de novo bank branch and costs associated with merging affiliate banks. These increases were partially offset by increased service charge income on deposit accounts and other noninterest income.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Diluted earnings per share on a cash basis for the quarter ended March 31, 2008 were $.29 as compared to $.41 for the same quarter a year ago and $.29 for the quarter ended December 31, 2007. Additionally, cash basis return on average tangible equity for the first quarter ended March 31, 2008 was 10.88% as compared to 15.90% in the prior year’s first quarter and 10.93% for the quarter ended December 31, 2007.

NET INTEREST INCOME

Further declines in the targeted Federal funds rate continued to negatively impact the Company’s net interest margin during the first quarter of 2008. The Federal Open Market Committee of the Federal Reserve Board of Governors lowered the target Fed Funds rate 200 basis points during the quarter: a 75 basis points decrease on January 22nd, another 50 basis points on January 30th and another 75 basis points on the March 18th to arrive at 2.25% by March 31, 2008. These declines in the targeted Federal funds rate resulted in the immediate repricing of the Company’s loans tied to prime which represent approximately 33% of the loan portfolio and a resulting reduction in yields on earning assets.

The liability side of the balance sheet also showed some immediate repricing, as overnight borrowing rates and FHLB advances adjusted downward. Although the Company’s deposit maturities have been structured to position us to take advantage of declining deposit rates, liquidity needs throughout the industry have resulted in increased competition for deposits and have inhibited the Company’s ability to adjust deposit pricing downward with the declining Federal funds rate. This competition has resulted in increased use of wholesale funding options, including Federal funds purchased, FHLB advances and other sources. During the first quarter of 2008, the Company issued $40 million of brokered certificates of deposits with an average cost of 3.90%.

On a linked quarter basis, net interest income increased by $126 thousand to $19.9 million for the quarter ended March 31, 2008. The tax-equivalent net interest margin declined 4 basis points from 3.89% to 3.85% from the most recent quarter. This decline was largely driven by declines in yields on earning assets and lower demand deposits. Strong average loan growth of $55.4 million helped to partially offset the decline in loan yields of 40 basis points. This growth in loans was primarily within the commercial real estate and residential loan portfolios.

For the three months ended March 31, 2008, net interest income, on a tax-equivalent basis, increased to $19.9 million from $18.9 million when compared to last year’s same period. Favorable loan volumes helped to offset the impact of the of the lower yields on earning assets, and an increase in purchased funding contributed to the decline in net interest margin, on a tax-equivalent basis, from 4.09% a year earlier to 3.85%. This 24 basis point margin decline was driven by lower yields on earning assets, which declined 55 basis points to 6.89%, compared to the cost of interest-bearing liabilities, which declined to 3.50%, or 44 basis points. Average interest-earning assets at March 31, 2008 increased approximately $210.8 million, or 11.3%, compared to only $46.8 million, or 3.4%, for interest-bearing deposits, from the same period a year ago. The remaining growth was funded by other borrowings which increased by $169.0 million over the same timeframe, driven primarily by increases in FHLB advances and brokered certificates of deposit, partially offset by lower demand deposits and savings account balances.

During the first quarter of 2007, approximately $6.2 million of investment securities were called by the issuers, resulting in gains of $301 thousand. The proceeds from these calls, plus additional funds, were used to pay off approximately $9.0 million of higher cost (6.3%) FHLB advances. Penalties of approximately $316 thousand associated with the early payoff of these advances were reflected as an interest expense adjustment in the net interest margin for the three months ended March 31, 2007.

LOAN LOSS PROVISION/ASSET QUALITY

Nationally, industry concerns over asset quality have increased due in large part to issues related to subprime mortgage lending, declining real estate activity and general economic concerns. While the Company has experienced reduced residential real estate activity, the markets in which the Company operates remain stable and there has been no significant deterioration in the quality of the Company’s loan portfolio. The Company does not participate in subprime mortgage lending. Residential loan demand has moderated somewhat, but the Company is still experiencing continued loan demand, particularly in commercial real estate. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential real estate, and adjust the allowance for loan losses accordingly.

Despite increasing industry concerns over credit issues, the Company’s asset quality remains strong. Net charge-offs were $484 thousand, or .11% of loans, for the quarter ended March 31, 2008, compared to net charge-offs of $162 thousand in the same quarter last year and $393 thousand for the quarter ended December 31, 2007, and remain at relatively low levels. At March 31, 2008, nonperforming assets totaled $10.8 million, including a single credit relationship totaling $7.2 million.

For the quarter ended March 31, 2008, the provision for loan losses increased $2.3 million from a year ago. This increase was largely attributable to the reduction of estimated loss exposure ($750 thousand provision recapture) noted during the first quarter of 2007 on the aforementioned continuing non-performing loan to a single credit relationship. Without regard for the above recapture, the provision for loan losses increased $1.6 million over this same period. On a linked quarter basis, the provision for loan losses increased $427 thousand from the fourth quarter of 2007. The increase in the allowance for loan losses was primarily due to continued loan growth, net charge-offs and increased uncertainty with regard to general economic and other credit risk factors which the Company considers in assessing the adequacy of the allowance for loan losses.

The Company entered into a workout agreement with the borrower in the aforementioned single credit relationship during March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. During the first quarter of 2007, such equity was extracted from this relationship, reducing nonperforming assets totals on this relationship from $10.6 million as of December 31, 2006 to $7.9 million, and resulting in the recapture of $750 thousand in specific reserves. In the second quarter of 2007, approximately $400 thousand of this relationship returned to accrual status, further reducing the nonperforming balance to $7.5 million as of the end of June 30, 2007. This balance has been further reduced, due to payments from the borrower, to $7.2 million at March 31, 2008. Despite the lengthy nature of this workout, the Company continues to work with the borrower toward a resolution of the affiliated loans and anticipates this workout will result in further reductions of the Company’s overall exposure to the borrower. The loans to this relationship continue to be secured by real estate (two assisted living facilities).

NONINTEREST INCOME

Noninterest income for the three months ended March 31, 2008, increased $1.1 million, or 18.3%, from $6.2 million to $7.3 million compared to last year’s same quarter. This increase reflected higher mortgage segment income from the sale of loans of approximately $654 thousand and increased revenue from service charges on deposit accounts (primarily brokerage commissions and debit card income) of $394 thousand, from the same quarter a year ago. During the first quarter of 2008, appropriation of Company owned real estate by the Commonwealth of Virginia for a public domain easement resulted in a gain of $127 thousand. Also, the initial public offering of Visa, Inc. common stock during March 2008 resulted in the mandatory redemption of certain classes of common stock to financial institution members of Visa U.S.A. As a result, the Company recorded a gain of $198 thousand related to this redemption of Visa common stock.

On a linked quarter basis, noninterest income increased $946 thousand, or 14.8%, from the quarter ended December 31, 2007. These results included $681 thousand from gains on sales of loans within the mortgage segment partially offset by lower income of $246 thousand related to service charges and fees (letters of credit fees, overdraft fees and ATM fees). Also, during the first quarter of 2008, the Company recorded gains of $127 thousand from the sale of Company owned real estate and $198 thousand related to the mandatory redemption of Visa stock (as described above). Lastly, during the fourth quarter 2007, the Company reported a $121 thousand loss on disposal related to the replacement of legacy telephone equipment with voice over internet (“VoIP”) equipment.

NONINTEREST EXPENSE

Noninterest expense for the three months ended March 31, 2008 increased $2.0 million, or 11.0%, to $20.0 million over last year’s same period. Salaries and benefits increased $1.1 million, or 11.3%, and were mainly attributable to mortgage segment commissions and additional personnel in acquired and de novo bank branches, partially offset by lower profit sharing expense. Of this increase, approximately $420 thousand related to commission expense corresponding to an increase in loan volumes at the mortgage segment. Excluding the mortgage segment, salaries and benefits increased $700 thousand or 8.7%. Other operating expenses increased $452 thousand, or 8.3%, and principally related to the one time costs associated with the merger of the Prosperity Bank & Trust Company into Union Bank and Trust Company, the acquisition of six bank branches and their related operations, one de novo bank branch and the ongoing infrastructure enhancements to support the Company’s continued growth. Infrastructure enhancements include VoIP and the associated hardware and software to support this technology. Other initiatives include online check deposit (i.e., remote capture) technology, enhancements to our internet banking delivery channel (e.g., increased bandwidth) and improvements in data security and business continuity. Occupancy expenses increased $317 thousand, or 22.8%, and were principally attributable to increased facilities costs associated with the Company’s continued expansion. Some of these increased costs include depreciation, rental expenses and to a lesser extent, utility costs. The Company moved into its new 70,000 square foot operations center, in Caroline County, during the second quarter of 2007. These costs did not exist in the first quarter of 2007 for comparative purposes. The first quarter of 2008 contained approximately $137 thousand of depreciation related to this new operations center. Of the increase in occupancy costs, approximately $156 thousand were attributable to the acquisition of six bank branch facilities and one de novo bank branch, as stated above. Furniture and equipment expenses increased $84 thousand, or 7.1%, and were attributable to the related depreciation and software costs of the purchased branches, one de novo bank branch and the new operations center.

On a linked quarter basis, noninterest expense declined by $14 thousand, or .1%, to $19.9 million for the three months ended March 31, 2008. Lower operating expenses were partially offset by increases in salaries and wages. Increases in salaries of $1.1 million, or 10.8%, were primarily attributable to increased mortgage segment commissions and higher group insurance costs as well as normal compensation increases. During the first quarter of 2008, the Company incurred lower operating expenses of approximately $1.1 million, or 15.1%, principally due to lower communications, marketing and advertising costs as well as ATM processing charges.

Additionally, for the three months ended March 31, 2008, approximately $220 thousand of conversion costs were charged to expense and currently are reflected in the caption “Other operating expenses” in the Company’s Condensed Consolidated Statements of Income. These costs primarily related to system conversion costs of merging Prosperity Bank & Trust Company into Union Bank and Trust Company during the first quarter of 2008. By comparison, the Company incurred similar conversion costs of $147 thousand during the fourth quarter of 2007.

BALANCE SHEET

At March 31, 2008, total assets were approximately $2.4 billion compared to $2.1 billion and $2.3 billion at March 31, 2007 and December 31, 2007, respectively. Net loans increased $191.6 million, or 12.1%, from March 31, 2007, and increased $44.9 million, or 2.6% from the quarter ended December 31, 2007. Total cash and cash equivalents increased $4.6 million to $59.4 million at March 31, 2008 from $54.9 million a year ago, and increased $1.2 million from $58.3 million as of December 31, 2007. Deposits increased $65.7 million, or 3.9%, and increased $73.2 million, or 4.4%, from March 31, 2007 and December 31, 2007, respectively, primarily due to the issuance of approximately $40 million in brokered certificates of deposit in the first quarter of 2008, and to a lesser extent higher NOW and money market account balances. Total borrowings (including repos) decreased by $20.6 million to $392.1 million from December 31, 2007, but increased $162.9 million from the same quarter a year ago. The Company’s equity to assets ratio was 9.08% at March 31, 2008.

SEGMENT INFORMATION

Mortgage Segment

For the three months ended March 31, 2008, the mortgage segment reported a net loss of $30 thousand, a $109 thousand improvement from a $139 thousand net loss for the same quarter in 2007. A decline in interest rates drove refinancing activity during the quarter as originations increased 12.2% from the same period last year, resulting in an increase in loan revenue of $654 thousand. Total noninterest expenses increased $538 thousand. Of this increase, $420 thousand related to salaries and benefits, a function of increased commission expense as a result of increased loan originations. Other operating expenses increased $61 thousand principally as a result of loan related costs and additional branches added since the same period last year.

On a linked quarter basis, mortgage segment net income improved by $300 thousand from a net loss of $330 thousand to a net loss of $30 thousand. Revenue from the sale of loans increased

$681 thousand, or 29.4%, while originations rose 19.6% as loan profit margins improved due to consumer demand for more profitable loan products. Salaries and wages increased $357 thousand correlating to the increase in originations. Operating expenses and occupancy expenses both decreased $144 thousand and $27 thousand, respectively, from the prior quarter. The decline in operating expenses related primarily to cost cutting measures and lower repurchases of loans than in the previous quarter.

* * * * * * *

QUARTERLY DIVIDEND DECLARATION

The Board of Directors of Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) has declared a quarterly dividend of $.185 per share. This dividend is a 2.78% increase over the $.18 dividend paid on May 31, 2007 and matches the dividend paid on February 28, 2008. Based on the closing price of the Company’s stock on April 17, 2008 ($18.88) the dividend yield is 3.92%. The dividend is payable on May 31, 2008 to shareholders of record as of May 19, 2008.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (38 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the cities of Fredericksburg and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester) and Bay Community Bank (4 locations in Williamsburg, Newport News and Grafton). Union Bank and Trust Company also operates a loan production office in Manassas. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended
	03/31/08	03/31/07	12/31/07
Results of Operations
Interest and dividend income	$34,870	$33,627	$35,989
Interest expense	15,745	15,467	16,973

Net interest income	19,125	18,160	19,016
Provision for loan losses	1,600	(735)	1,173

Net interest income after provision for loan losses	17,525	18,895	17,843
Noninterest income	7,348	6,209	6,402
Noninterest expenses	19,933	17,959	19,947

Income before income taxes	4,940	7,145	4,298
Income tax expense	1,288	1,997	688

Net income	$3,652	$5,148	$3,610

Interest earned on loans (FTE)	$31,389	$29,959	$32,610
Interest earned on securities (FTE)	4,220	4,073	4,112
Interest earned on earning assets (FTE)	35,671	34,345	36,772
Net interest income (FTE)	19,925	18,879	19,799
Interest expense on certificates of deposit	10,267	10,399	10,757
Interest expense on interest-bearing deposits	11,735	11,859	12,256
Core deposit intangible amortization	486	457	483

Net income - community bank segment	$3,682	$5,287	$3,940
Net income - mortgage segment	(30)	(139)	(330)

Key Performance Ratios
Return on average assets (ROA)	0.64%	1.00%	0.64%
Return on average equity (ROE)	6.85%	10.38%	6.80%
Efficiency ratio	75.30%	73.70%	78.48%
Efficiency ratio - community bank segment	71.96%	69.90%	73.92%
Net interest margin (FTE)	3.85%	4.09%	3.89%
Yields on earning assets (FTE)	6.89%	7.44%	7.22%
Cost of interest-bearing liabilities (FTE)	3.50%	3.94%	3.88%
Noninterest expense less noninterest income / average assets	2.19%	2.28%	2.38%

Per Share Data
Earnings per share, basic	$0.27	$0.39	$0.27
Earnings per share, diluted	0.27	0.38	0.27
Cash basis earnings per share, diluted	0.29	0.41	0.29
Cash dividends paid	0.19	0.18	0.19
Market value per share	19.37	25.94	21.14
Book value per share	15.94	15.23	15.82
Tangible book value per share	10.92	10.44	10.74
Price to earnings ratio, diluted	17.84	16.83	19.73
Price to book value ratio	1.22	1.70	1.34
Weighted average shares outstanding, basic	13,446,973	13,306,504	13,377,186
Weighted average shares outstanding, diluted	13,486,060	13,413,303	13,445,789
Shares outstanding at end of period	13,481,431	13,344,971	13,438,334

Financial Condition
Assets	$2,362,083	$2,118,855	$2,301,397
Loans, net of unearned income	1,793,816	1,600,059	1,747,820
Earning Assets	2,123,358	1,895,870	2,059,330
Goodwill	56,474	51,881	56,474
Core deposit intangibles, net	11,064	11,883	11,550
Deposits	1,732,826	1,667,171	1,659,578
Stockholders’ equity	214,461	202,841	212,082
Tangible equity	146,923	139,077	144,058

	Three Months Ended
	03/31/08	03/31/07	12/31/07
Averages
Assets	$2,311,704	$2,086,263	$2,255,299
Loans, net of unearned income	1,768,829	1,565,888	1,713,402
Loans held for sale	23,613	21,642	22,635
Securities	283,754	276,882	279,200
Earning assets	2,083,057	1,872,224	2,019,705
Deposits	1,685,033	1,646,819	1,668,656
Certificates of deposit	931,168	897,974	904,167
Interest-bearing deposits	1,418,192	1,371,428	1,378,282
Borrowings	390,484	221,461	356,236
Interest-bearing liabilities	1,808,676	1,592,889	1,734,518
Stockholders’ equity	214,450	201,115	210,656
Tangible equity	146,684	138,918	142,417
Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$19,336	$19,148	$18,556
Add: Recoveries	79	131	102
Less: Charge-offs	563	293	495
Add: Provision for loan losses	1,600	(735)	1,173

Ending balance of allowance for loan losses	$20,452	$18,251	$19,336

Allowance for loan losses / total outstanding loans	1.14%	1.14%	1.11%
Nonperforming Assets
Nonaccrual loans	$9,833	$8,558	$9,436
Other real estate and foreclosed properties	944	217	693

Total nonperforming assets	10,777	8,775	10,129
Loans > 90 days and still accruing	1,534	1,064	905

Total nonperforming assets and loans > 90 days and still accruing	$12,311	$9,839	$11,034

Nonperforming assets / total outstanding loans	0.60%	0.55%	0.58%
Nonperforming assets / allowance for loan losses	52.69%	48.08%	52.38%
Other Data
Mortgage loan originations	$109,055	$97,236	$91,198
% of originations that are refinances	52.80%	46.26%	46.17%
End of period full-time employees	699	660	690
Number of full-service branches	58	51	58
Number of community banks (subsidiaries)	4	5	5
Number of full automatic transaction machines (ATM’s)	149	135	144
Alternative Performance Measures (1)
Net income	$3,652	$5,148	$3,610
Plus: Core deposit intangible amortization, net of tax	316	297	314

Cash basis operating earnings	$3,968	$5,445	$3,924

Average assets	$2,311,704	$2,086,263	$2,255,299
Less: Average goodwill	56,474	50,089	56,214
Less: Average core deposit intangibles	11,292	12,108	12,025

Average tangible assets	$2,243,938	$2,024,066	$2,187,060

Average equity	$214,450	$201,115	$210,656
Less: Average goodwill	56,474	50,089	56,214
Less: Average core deposit intangibles	11,292	12,108	12,025

Average tangible equity	$146,684	$138,918	$142,417

Cash basis earnings per share, diluted	$0.29	$0.41	$0.29
Cash basis return on average tangible assets	0.71%	1.09%	0.71%
Cash basis return on average tangible equity	10.88%	15.90%	10.93%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	March 31, 2008	December 31, 2007	March 31, 2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$55,286	$54,716	$50,192
Interest-bearing deposits in other banks	1,325	662	1,700
Money market investments	232	303	335
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	6	—	69

Total cash and cash equivalents	59,447	58,279	54,894

Securities available for sale, at fair value	287,084	282,699	268,182

Loans held for sale	38,297	25,248	22,927

Loans, net of unearned income	1,793,816	1,747,820	1,600,059
Less allowance for loan losses	20,452	19,336	18,251

Net loans	1,773,364	1,728,484	1,581,808

Bank premises and equipment, net	75,245	75,741	68,711
Other real estate owned	944	694	217
Core deposit intangibles, net	11,064	11,550	11,883
Goodwill	56,474	56,474	51,881
Other assets	60,164	62,228	58,352

Total assets	$2,362,083	$2,301,397	$2,118,855

LIABILITIES
Noninterest-bearing demand deposits	$292,616	$281,405	$292,110
Interest-bearing deposits:
NOW accounts	229,846	217,809	211,276
Money market accounts	168,808	156,576	157,608
Savings accounts	104,071	100,885	107,722
Time deposits of $100,000 and over	447,003	453,243	443,752
Other time deposits	490,482	449,660	454,703

Total interest-bearing deposits	1,440,210	1,378,173	1,375,061

Total deposits	1,732,826	1,659,578	1,667,171

Securities sold under agreements to repurchase	69,502	82,049	57,078
Other short-term borrowings	197,809	200,837	25,500
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	64,500	69,500	86,300
Other liabilities	22,675	17,041	19,655

Total liabilities	2,147,622	2,089,315	1,916,014

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,481,431 shares, 13,438,334 shares, and 13,344,971 shares, respectively.	17,942	17,879	17,757
Surplus	41,409	40,758	38,715
Retained earnings	151,792	152,238	144,984
Accumulated other comprehensive income	3,318	1,207	1,385

Total stockholders’ equity	214,461	212,082	202,841

Total liabilities and stockholders’ equity	$2,362,083	$2,301,397	$2,118,855

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31
	2008	2007
Interest and dividend income:
Interest and fees on loans	$31,264	$29,850
Interest on Federal funds sold	28	263
Interest on deposits in other banks	8	15
Interest on money market investments	1	1
Interest on other interest-bearing deposits	25	34
Interest and dividends on securities:
Taxable	2,289	2,332
Nontaxable	1,255	1,132

Total interest and dividend income	34,870	33,627

Interest expense:
Interest on deposits	11,735	11,860
Interest on Federal funds purchased	168	306
Interest on short-term borrowings	2,036	756
Interest on long-term borrowings	1,806	2,545

Total interest expense	15,745	15,467

Net interest income	19,125	18,160
Provision for (recapture of) loan losses	1,600	(735)

Net interest income after provision for loan losses	17,525	18,895

Noninterest income:
Service charges on deposit accounts	2,120	1,726
Other service charges, commissions and fees	1,468	1,444
Gains on securities transactions, net	23	301
Gains on sales of loans	2,998	2,344
Gains (losses) on sales of other real estate and bank premises, net	137	(3)
Other operating income	602	397

Total noninterest income	7,348	6,209

Noninterest expenses:
Salaries and benefits	11,060	9,939
Occupancy expenses	1,708	1,391
Furniture and equipment expenses	1,265	1,181
Other operating expenses	5,900	5,448

Total noninterest expenses	19,933	17,959

Income before income taxes	4,940	7,145
Income tax expense	1,288	1,997

Net income	$3,652	$5,148

Earnings per share, basic	$0.27	$0.39

Earnings per share, diluted	$0.27	$0.38

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended March 31,
	2008			2007			2006
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
				(Dollars in thousands)
Assets:
Securities:
Taxable	$176,736	$2,289	5.21%	$181,356	$2,332	5.21%	$167,463	$2,174	5.27%
Tax-exempt	107,018	1,931	7.26%	95,526	1,741	7.39%	77,895	1,450	7.55%

Total securities	283,754	4,220	5.98%	276,882	4,073	5.97%	245,358	3,624	5.99%
Loans, net (2) (3)	1,768,829	31,113	7.07%	1,565,888	29,658	7.68%	1,389,579	24,750	7.22%
Loans held for sale	23,613	276	4.71%	21,642	301	5.65%	23,752	417	7.12%
Federal funds sold	2,944	28	3.82%	3,812	263	5.45%	1,877	33	4.64%
Money market investments	235	1	1.03%	266	1	2.10%	90	2	3.62%
Interest-bearing deposits in other banks	1,084	8	3.01%	1,136	15	5.31%	661	7	4.17%
Other interest-bearing deposits	2,598	25	3.83%	2,598	34	5.33%	2,598	28	4.39%

Total earning assets	2,083,057	35,671	6.89%	1,872,224	34,345	7.44%	1,663,915	28,861	7.03%

Allowance for loan losses	(19,613)			(19,107)			(17,328)
Total non-earning assets	248,260			233,146			172,998

Total assets	$2,311,704			$2,086,263			$1,819,585

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$218,252	374	0.69%	$206,196	317	0.62%	$195,190	181	0.38%
Money market savings	168,030	926	2.22%	161,954	917	2.30%	180,637	1,010	2.27%
Regular savings	100,742	168	0.67%	105,304	226	0.87%	115,602	261	0.91%

Certificates of deposit:
$100,000 and over	450,124	5,072	4.53%	445,286	5,407	4.92%	340,906	3,463	4.12%
Under $ 100,000	481,044	5,195	4.34%	452,688	4,992	4.47%	375,649	3,299	3.56%

Total interest-bearing deposits	1,418,192	11,735	3.33%	1,371,428	11,859	3.51%	1,207,984	8,214	2.76%
Other borrowings	390,484	4,011	4.13%	221,461	3,607	6.61%	175,118	2,029	4.70%

Total interest-bearing liabilities	1,808,676	15,746	3.50%	1,592,889	15,466	3.94%	1,383,102	10,243	3.00%

Noninterest-bearing liabilities:

Demand deposits	266,841			275,391			240,949
Other liabilities	21,737			16,868			13,424

Total liabilities	2,097,254			1,885,148			1,637,475
Stockholders’ equity	214,450			201,115			182,110

Total liabilities and stockholders’ equity	$2,311,704			$2,086,263			$1,819,585

Net interest income		$19,925			$18,879			$18,618

Interest rate spread (4)			3.39%			3.50%			4.03%
Interest expense as a percent of average earning assets			3.04%			3.35%			2.50%
Net interest margin			3.85%			4.09%			4.54%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Foregone interest on previously charged off credits of $38 thousand has been excluded for 2006.
(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.